Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117757, 333-117754, 333-48084, 333-83995) and in the Registration Statement on Form S-3 (No. 333-132504) and in the related Prospectus of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Time Warner Telecom Inc., and internal control over financial reporting of Time Warner Telecom Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Denver, Colorado

February 28, 2008